Exhibit 3.17

ARTICLES OF INCORPORATION

OF

EGER PROPERTIES

I.

The name of this corporation is EGER PROPERTIES.

II.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.

The name and address in the State of California of this corporation’s initial agent for service of process is:

Joseph P. Eger
375 W. Hazelton Avenue
Post Office Box 6216
Stockton, California  95206

IV.

This corporation is authorized to issue only one class of shares of stock, designated “common stock”; and the total number of shares which this corporation is authorized to issue is: 100,000.

V.

The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Dated:                                           , 1993

/s/ Joseph P. Eger
JOSEPH P. EGER, Incorporator

I declare that I am the person who executed the above Articles of Incorporation and such execution of such instrument was my act and deed.

/s/ Joseph P. Eger
JOSEPH P. EGER